Exhibit 99.1



NEWS RELEASE

Homestake Mining Company
650 California Street
San Francisco, CA 94108
Phone:  415/981-8150
Fax:    415/397-5038

Contact:

Gene G. Elam
Vice President, Finance and
Chief Financial Officer
415-981-8150



                  Homestake Mining Offer To Acquire Minority
                Interest In Homestake Gold of Australia Limited

San Francisco, CA, August 14, 1995 -- Homestake Mining Company (NYSE:HM) announced today that it will make a formal takeover offer within the next sixty days to exchange 9,755,000 shares of its $1.00 par value common stock for the 109,605,000 shares of its subsidiary, Homestake Gold of Australia Limited (HGAL), that Homestake Mining does not own already. Homestake Mining presently owns 81.5% of HGAL's shares.

Based upon the current share price of Homestake Mining stock and upon current exchange rates, the proposed transaction has a market value of approximately $162 million. It values the HGAL shares at $2.00 per share Australian for the purpose of the proposed share exchange. HGAL shareholders will be offered the alternative of receiving $1.90 per share Australian in cash.

Homestake is making the offer in order to acquire additional gold reserves at a fair price, to simplify its corporate structure and to eliminate the cost and effort required to maintain a public company with a relatively small public ownership interest.


The Homestake Mining shares to be offered in this transaction will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration.

Homestake is one of the largest gold producers in the world with 1995 gold production estimated to be about 1.9 million ounces. The Company has major gold operations in the United States, Canada and Australia.


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